Exhibit 99.1

CACI Announces Intent to Acquire XEN Corporation

Synergies in Cyber Security and Electronic Commerce
for Growth in Intelligence Markets

Arlington, Va., November 9, 1999 -- CACI International Inc (NASDAQ: CACI) announced today it has signed a letter of intent to acquire all of the outstanding shares of XEN Corporation (XEN), a privately-held company. The terms of the acquisition, which are contingent on the completion of due diligence, the signing of a definitive agreement, and approval by the CACI and XEN Boards of Directors, were not disclosed. Assuming successful completion of the actions listed above, the companies anticipate closing the acquisition this calendar year. The transaction will be financed through bank borrowings.

XEN is headquartered in Fairfax, Virginia, with other offices in Denver, Colorado, and has approximately 70 employees. XEN provides quality systems engineering, engineering design, distance learning, training development, multimedia support, electronic commerce, and data security services to national intelligence organizations, the Department of Defense, and the U.S. Navy. XEN's revenues for its fiscal year ending September 30, 1999 were $8.5 million.

Dr. J.P. (Jack) London, CACI Chairman and CEO, stated that "The acquisition of XEN further complements our positioning in the intelligence community with in-demand technology solutions that are critical to the global security. We are excited about adding the unique and exceptional talents of the XEN employees to our company. We believe XEN is a natural follow-on to the QuesTech, Inc. acquisition completed in November 1998, which significantly contributed to our growth in the critical technology areas of the intelligence markets. The addition of XEN's intelligence capabilities and expertise in electronic commerce supports CACI's growth strategy, including the expansion of CACI's cyber security and information warfare solutions with new clients, and should be accretive to our earnings."

CACI International Inc (http://www.caci.com) is an information technology products and services provider specializing in developing and integrating systems, software, and simulation products and providing information assurance services to government agencies and commercial enterprises worldwide. Celebrating 38 years in business, the company has approximately 4,200 employees and operates out of more than 90 offices in the U.S. and Europe.

There are statements made above which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: changes in interest rates; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds; government contract procurement (such as bid protest) and termination risks; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; our ability to complete acquisitions and/or divestitures appropriate to achievement of our strategic plans; and other risks described in the Company's Securities and Exchange Commission filings.

# # #

For investor information contact: David Dragics Investor Relations Director CACI International Inc (703) 841-7835 www.ddragics@caci.com	For other information contact: Jody Brown Public Relations Director CACI International Inc (703) 841-7801 www.jbrown@caci.com